HP EXECUTIVE JOINS LIONBRIDGE BOARD OF DIRECTORS

Senior Vice President of HP’s Global Human Resources Mike Dallas Brings Worldwide Workforce
Management Expertise to Lionbridge Board

WALTHAM, Mass. – October 08, 2014 — Lionbridge (Nasdaq: LIOX), today announced the addition of Mike Dallas to its Board of Directors. Throughout his 20-year career, Dallas has served a number of senior management roles. In his current position as senior vice president human resources, Dallas has worldwide responsibility for HP’s strategic HR practices and operations supporting nearly 300,000 employees in over 170 countries. He directs the Company’s global performance management, employee and labor relations, international acquisition integrations, business partnerships, and rewards and benefits.

“The addition of Mike Dallas to our Board underscores our commitment to expanding our global market leadership in globalization services through new offerings and by addressing new end markets. As we continue to scale our program management teams across more than 25 countries, Mike’s deep expertise in global workforce management and competitive, in-country compensation policies will be increasingly important,” said Rory Cowan, Lionbridge CEO.  “We look forward to Mike’s insights and guidance as we grow our business across our global markets”.

Dallas is a member of HP’s Executive HR Leadership Team and part of several senior advisory committees including HP’s Welfare & Benefits Appeals, Global Citizenship, Data Privacy, Enterprise Risk Management and Crisis Response areas.

“I am delighted to join the Lionbridge Board of Directors,” said Dallas. “The Company has a unique leadership position in global crowd-in-the-cloud services, a growing portfolio of offerings and proven success in vertical market expansion. I look forward to helping the company continue its commitment to increasing value for clients, employees and shareholders worldwide.”

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, application testing, global content creation and management solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com